EXHIBIT 99.1

Contact: Winston Hickman (858) 560-1301

News Release

REMEC Announces Third Quarter FY 2004 Results

SAN DIEGO, CA — December 8, 2003 — REMEC, Inc. (NASDAQ: REMC), announced results for its third quarter of fiscal 2004 that ended October 31, 2003.

Net sales for the three and nine months ended October 31, 2003 were a record $104.1 million and $271.6 million, respectively, compared to $59.4 million and $172.0 million for the comparable prior year periods. The net loss for the three months ended October 31, 2003, was ($4.1) million, or ($0.07) per diluted share compared to a net loss of $(12.0) million, or ($0.26) per diluted share in the comparable prior year period. The operating loss of $2.2M is approximately 58% lower than the Q2 level. The net loss for the nine months ended October 31, 2003 was ($14.8) million, or ($0.25) per diluted share compared to ($28.0) million, or ($0.62) per diluted share for the same period last year.

Discussion of third quarter results:

•	Third quarter sales increased 75% over the comparable prior year quarter and 21% above the second quarter which results in five consecutive quarters of sales growth.

•	Commercial and Defense sales were up 105% and 14%, respectively, from the prior year third quarter.

•	Continued strengthening of demand in core commercial markets and the acquisition of Paradigm are expected to result in sales growth in the fourth quarter.

•	The gross profit margin for the quarter was 22%, reflecting continued industry pricing pressures.

-	The gross profit margin increased from 11.5% reported in the comparable prior year period as a result of increased sales volume, productivity improvements and reduced supply chain costs.

•	Third quarter results benefited from the sale of $1.8 million of low cost inventory obtained in the acquisition of Spectrian and the sale of $1.8 million of inventory from a discontinued product line.

•	Operating expenses of $25.1 million were up $5.1 million, or 25%, from the same period of fiscal 2003. This increase was primarily the result of the Spectrian acquisition in December 2003 and, to a lesser extent, the acquisition of Himark Corporation in June 2004.

-	Selling, general and administrative (SG&A) costs were $12.9 million in the third quarter of fiscal 2004 representing an increase of 23% in comparison to the comparable prior year period.

-	Research and development costs were $12.2 million for the quarter representing an increase of 37% in comparison to the comparable prior year period.

•	Other income reflects a $2.0 million loss relating to foreign currency forward contracts.

•	Cash and short-term investments decreased by $14.1 million during the quarter primarily as a result of the sales increase and the attendant increase in receivables and inventories.

Commenting on the results, Ron Ragland, Chairman and Chief Executive Officer of REMEC said, “ We are pleased with our progress during the third quarter. Our Customers continue to endorse the REMEC strategy, our product and our partnerships. Key financial performance measures are up and we continue to see strong indicators of business growth as reflected by our 21% sales increase over the second quarter. I am particularly satisfied with the reductions we have made in our operating loss. Much of this improvement is coming from our supply chain focus on material cost reductions and the contribution of our offshore factories. Production levels are up at all locations and our China ramp is proceeding on plan. Despite continued industry pricing pressures, we believe we are on track to achieve profitability in the near term.”

For more information

Management will be holding a conference call to discuss quarterly earnings today, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 289-0730, confirmation code 335722. From outside the U.S., please call (913) 981-5509, confirmation code 335722, ten minutes prior to the scheduled time of the call. A simultaneous webcast of the call will also be provided by the company. Log onto the company’s website at www.remec.com. Then, click on “Live Webcast-Q3 Earnings Call.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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REMEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Nine months ended
	October 31,	November 1,	October 31,	November 1,
	2003	2002	2003	2002
	(unaudited)
Net sales	$104,098	$59,448	$271,647	$171,999
Cost of sales	81,206	52,597	210,391	151,197

Gross profit	22,892	6,851	61,256	20,802
Operating expenses:
Selling, general and administrative	12,937	10,499	40,468	31,637
Research and development	12,160	8,846	36,998	24,457
Restructuring charge	—	659	378	659

Total operating expenses	25,097	20,004	77,844	56,753
Loss from operations	(2,205)	(13,153)	(16,588)	(35,951)
Gain on sale of facility	—	—	945	—
Interest income and other, net	(2,027)	1,185	634	2,012

Loss before income taxes	(4,232)	(11,968)	(15,009)	(33,939)
Credit for income taxes	(148)	—	(256)	(5,932)

Net loss	$(4,084)	$(11,968)	$(14,753)	$(28,007)

Net loss per common share:
Basic	$(0.07)	$(0.26)	$(0.25)	$(0.62)

Diluted	$(0.07)	$(0.26)	$(0.25)	$(0.62)

Shares used in computing net loss per common share:
Basic	59,260	45,489	58,382	45,342

Diluted	59,260	45,489	58,382	45,342

REMEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,	January 31,
	2003	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$46,339	$64,900
Short-term investments	12,989	12,449
Accounts receivable, net	63,703	48,335
Notes and other receivables	7,177	4,818
Inventories, net	83,056	53,117
Other current assets	3,943	5,201

Total current assets	217,207	188,820

Property, plant and equipment, net	75,995	86,182
Restricted cash	569	17,049
Goodwill, net	47,434	36,679
Intangible assets, net	3,531	3,950
Other assets	5,746	6,046

	$350,482	$338,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$53,062	$33,444
Accrued expenses and other current liabilities	34,178	40,353

Total current liabilities	87,240	73,797
Deferred income taxes and other long-term liabilities	3,384	2,358
Shareholders’ equity	259,858	262,571

	$350,482	$338,726